                          BRIGGS & STRATTON CORPORATION

                         FORM 8-K DATED JANUARY 31, 2002

                                  EXHIBIT 99.1

          BRIGGS & STRATTON CORPORATION REPORTS SECOND QUARTER RESULTS

MILWAUKEE, January 17, 2002/PR Newswire/-Briggs & Stratton Corporation
(NYSE:BGG)

Briggs & Stratton Corporation today announced fiscal 2002 second quarter net income of $2.4 million or $.11 per diluted share. These results included expenses of $5.2 million on an after tax basis or $.24 per diluted share representing the cost of the early retirement incentive program announced in November. The net income for the fiscal 2001 second quarter was $19.9 million or $.92 per diluted share. Lower engine sales, lower engine production levels and higher interest expense were the other major factors causing lower quarterly earnings between the years.

For the first six months of fiscal 2002, the Company incurred a $15.0 million loss; for the same period in fiscal 2001, $13.6 million of net income was reported. Lower earnings for the first six months were primarily the result of the same factors that affected the second quarter. The dollar magnitude of the impact of each of these factors on the first six month's results was similar.

Interest expense for both the second quarter and first six months of fiscal 2002 has increased over the comparable periods from a year ago as a result of the long-term debt issued to make the Generac Portable Products acquisition.

ENGINES:

Second quarter sales were $307.5 million versus $368.2 million in the prior year. This 16% decrease is primarily the result of a 12% decrease in unit sales and a sales mix weighted to small horsepower engines. Six-month sales for fiscal 2002 were $487.0 million versus $549.5 million in the prior year. Causes of the decline in the sales between years were the same as for the second quarter. Year to date unit shipments are off 7% from the prior year and reflect original equipment manufacturers' efforts to move the assembly of lawn and garden equipment closer to the spring retail selling season.

Income from operations for the second quarter was $16.7 million compared to $36.9 million in the second quarter of fiscal 2001. For the first six months of fiscal 2002 we have experienced a $0.9 million loss from operations compared to $29.0 million of income from operations for the same period in fiscal 2001. The previously mentioned early retirement incentive program was responsible for $7.7 million of the $20.1 million decline between quarters and the $29.9 million decline in the six month comparison. The remainder of the decreases essentially reflect declines in sales and production volumes between the respective periods.

GENERAC PORTABLE PRODUCTS:

Net sales in the second quarter of fiscal 2002 were $39.6 million and they were $94.8 million for the first six months of fiscal 2002. Sales for the comparable periods a year ago when Briggs & Stratton did not own Generac were $41.0 million and $86.1 million, respectively.

The second quarter sales dollars are similar between years; however, they are the net result of an increase in generator unit volumes and a decrease in pressure washer unit volumes. Generator volume, while greater than last year, did not experience any incremental demand from storm related activity. Pressure washer volume decreased because last year's second quarter contained shipments to initially stock a new national account. This year only normal restocking has occurred.


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Increased generator volume in the first six months of fiscal 2002 accounts for the increased sales between years.

Losses from operations in the second quarter of fiscal 2002 were $1.9 million and $0.3 million for the first six months of the current year. Amounts for the comparable periods last year when Briggs & Stratton did not own Generac were a loss of $0.1 million and income of $0.5 million, respectively. Sales of generators with lower margins created an unfavorable product mix, which negatively affected operating income in the second quarter and first six months of fiscal 2002.

OUTLOOK:

The first half of fiscal 2002 is now completed, with results slightly better than what we anticipated they would be when we announced the early retirement incentive program. We continue to believe that the second half of the fiscal year will outperform revenue and earnings levels of the comparable period from a year ago because the results of the May 2001 Generac acquisition will be in the numbers and Engine sales and production levels are expected to exceed those of the comparable period a year ago.

We still expect that the Engine business will be up from last year based upon projections for the overall lawn and garden market and our current understanding of our customers' forecasted requirements. However, we feel Generac's business has continued to soften for both the generator and pressure washer product lines. Annual sales for Generac are currently projected for $220 million, down from the $260 million we had forecast. Consequently, our current estimate for consolidated net income for fiscal 2002 is now in a range between $56 and $60 million.

For the third quarter, sales are projected to be approximately $510 million; $460 million for Engines and $50 million for Generac. Gross margins are estimated to be close to 21%. Engineering, selling and administrative expenses are anticipated to be $38 million and interest expense is projected at $12 million.

The Company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on its corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (877) 679-9055. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (800) 615-3210 to access the replay. The pass code will be 5717584.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words "anticipate", "believe", "estimate", "expect", "intend", "may", "objective", "plan", "seek", "think", "will", and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, among other things, our ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; changes in customer and OEM demand; changes in prices of purchased raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; and other factors that may be disclosed from time to time in our SEC filings or otherwise. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.


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                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
    CONSOLIDATED STATEMENTS OF EARNINGS FOR THE FISCAL PERIODS ENDED DECEMBER
                                 (IN THOUSANDS)


                                                    SECOND QUARTER               SIX MONTHS
                                               ----------------------    ----------------------
                                                  2001         2000         2001         2000
                                               ---------    ---------    ---------    ---------
NET SALES                                      $ 335,315    $ 368,207    $ 556,644    $ 549,458
COST OF GOODS SOLD                               278,695      298,601      478,502      454,054
                                               ---------    ---------    ---------    ---------
     Gross Profit on Sales                        56,620       69,606       78,142       95,404
ENGINEERING, SELLING, GENERAL
   AND ADMINISTRATIVE EXPENSES                    42,286       32,756       80,510       66,368
                                               ---------    ---------    ---------    ---------
     Income (Loss) from Operations                14,334       36,850       (2,368)      29,036
INTEREST EXPENSE                                 (11,101)      (8,317)     (21,523)     (12,885)
OTHER INCOME (EXPENSE), Net                          427        3,100          742        5,473
                                               ---------    ---------    ---------    ---------
     Income (Loss) Before Provision (Credit)
       for Income Taxes                            3,660       31,633      (23,149)      21,624
PROVISION (CREDIT) FOR INCOME TAXES                1,281       11,705       (8,104)       8,000
                                               ---------    ---------    ---------    ---------
     Net Income (Loss)                         $   2,379    $  19,928    $ (15,045)   $  13,624
                                               =========    =========    =========    =========
     Average Shares Outstanding                   21,603       21,597       21,602       21,602
                                               =========    =========    =========    =========
BASIC EARNINGS PER SHARE                       $    0.11    $    0.92    $   (0.70)   $    0.63
                                               =========    =========    =========    =========
     Diluted Average Shares Outstanding           21,616       21,608       21,615       21,617
                                               =========    =========    =========    =========
DILUTED EARNINGS PER SHARE                     $    0.11    $    0.92    $   (0.70)   $    0.63
                                               =========    =========    =========    =========



                               SEGMENT INFORMATION
                                 (IN THOUSANDS)

                                                          SECOND QUARTER             SIX MONTHS
                                                      ----------------------   ----------------------
NET SALES:                                               2001         2000        2001         2000
                                                      ---------    ---------   ---------    ---------
     Engines                                          $ 307,521    $ 368,207   $ 487,008    $ 549,458
     Generac Portable Products                           39,622           --      94,750           --
     Eliminations                                       (11,828)          --     (25,114)          --
                                                      ---------    ---------   ---------    ---------
         Total*                                       $ 335,315    $ 368,207   $ 556,644    $ 549,458
                                                      ---------    ---------   ---------    ---------
         *Includes sales to international customers   $  87,570    $  88,561   $ 142,277    $ 136,331
                                                      ---------    ---------   ---------    ---------

GROSS PROFIT ON SALES:
     Engines                                          $  53,884    $  69,606   $  68,471    $  95,404
     Generac Portable Products                            3,201           --      10,861           --
     Eliminations                                          (465)          --      (1,190)          --
                                                      ---------    ---------   ---------    ---------
         Total                                        $  56,620    $  69,606   $  78,142    $  95,404
                                                      =========    =========   =========    =========

INCOME (LOSS) FROM OPERATIONS:
     Engines                                          $  16,723    $  36,850   $    (897)   $  29,036
     Generac Portable Products                           (1,924)          --        (281)          --
     Eliminations                                          (465)          --      (1,190)          --
                                                      ---------    ---------   ---------    ---------
         Total                                        $  14,334    $  36,850   $  (2,368)   $  29,036
                                                      =========    =========   =========    =========


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                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
   CONSOLIDATED BALANCE SHEETS AS OF THE END OF FISCAL DECEMBER 2001 AND 2000
   --------------------------------------------------------------------------
                                 (IN THOUSANDS)

CURRENT ASSETS:                     2001         2000
                                ----------   ----------
  Cash and Cash Equivalents     $   16,618   $   20,839
  Accounts Receivable              327,510      380,240
  Inventories                      344,444      341,348
  Other                             60,676       51,937
                                ----------   ----------
      Total Current Assets         749,248      794,364
                                ==========   ==========

OTHER ASSETS:
  Investments                       44,742       49,413
  Prepaid Pension                   47,011       19,391
  Deferred Loan Costs               10,159          655
  Capitalized Software               6,292        6,986
  Intangible Assets                152,449         --
                                ----------   ----------
      Total Other Assets           260,653       76,445
                                ==========   ==========

PLANT AND EQUIPMENT,
  at Cost                          889,478      849,910
  Less - Accumulated
    Depreciation                   476,665      452,069
                                ----------   ----------
      Net Plant and Equipment      412,813      397,841
                                ----------   ----------
                                $1,422,714   $1,268,650
                                ==========   ==========

CURRENT LIABILITIES:                       2001            2000
                                       -----------    -----------
  Accounts Payable                     $    94,733    $   125,945
  Domestic Notes Payable                   149,560        372,580
  Foreign Loans                             18,157         17,035
   Accrued Liabilities                     141,406        140,814
                                       -----------    -----------
    Total Current Liabilities              403,856        656,374
                                       ===========    ===========
OTHER LIABILITIES:
  Deferred Revenue on Sale of
    Plant & Equipment                       15,454         15,611
  Deferred Income Tax Liability              9,591          8,451
  Accrued Pension Cost                      15,533         12,079
  Accrued Employee Benefits                 13,216         12,947
  Postretirement Health Care
    Obligation                              63,137         64,203
  Long-Term Debt                           508,426         98,615
                                       -----------    -----------
    Total Other Liabilities                625,357        211,906
                                       ===========    ===========
SHAREHOLDERS' INVESTMENT:
  Common Stock and Additional
    Paid-in Capital                         36,231         36,342
  Retained Earnings                        714,802        722,224
  Accumulated Other Comprehensive
    Loss                                    (7,205)        (7,477)
  Unearned Compensation on
    Restricted Stock                          (252)          (358)
  Treasury Stock, at Cost                 (350,075)      (350,361)
                                       -----------    -----------
    Total Shareholders' Investment         393,501        400,370
                                       -----------    -----------
                                       $ 1,422,714    $ 1,268,650
                                       ===========    ===========


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                         SIX MONTHS ENDED FISCAL DECEMBER

CASH FLOWS FROM OPERATING ACTIVITIES:                              2001        2000
                                                               ---------    ---------
     Net Income (Loss)                                         $ (15,045)   $  13,624
     Depreciation and Amortization                                30,245       27,368

     Loss on Disposition of Plant and Equipment                    1,141          279

     Pension Income, Net                                          (9,542)     (12,834)
     Provision for Deferred Income Taxes                           1,529        3,092

     Increase in Accounts Receivable                            (182,211)    (236,511)
     Increase in Inventories                                     (22,745)     (83,574)
     (Increase) Decrease in Other Current Assets                    (583)         119
     Increase in Accounts Payable and Accrued Liabilities         14,079       17,118
     Other, Net                                                     (388)      (5,058)
                                                               ---------    ---------
       Net Cash Used in Operating Activities                    (183,520)    (276,377)
                                                               ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to Plant and Equipment                            (26,657)     (32,364)
     Proceeds Received on Disposition of Plant and Equipment         547        2,349
       Other, Net                                                  2,426        2,933
                                                               ---------    ---------
       Net Cash Used in Investing Activities                     (23,684)     (27,082)
                                                               ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Net Borrowings on Loans and Notes Payable                   148,126      327,450
     Issuance Costs of Long-Term Debt                               (327)          --
     Dividends                                                   (13,384)     (13,380)
     Purchase of Common Stock for Treasury                            --       (6,118)
     Proceeds from Exercise of Stock Options                          95          275
                                                               ---------    ---------
       Net Cash Provided by Financing Activities                 134,510      308,227
                                                               ---------    ---------
EFFECT OF EXCHANGE RATE CHANGES                                      569         (918)
                                                               ---------    ---------
NET DECREASE (INCREASE) IN CASH AND CASH EQUIVALENTS             (72,125)       3,850
CASH AND CASH EQUIVALENTS, Beginning                              88,743       16,989
                                                               ---------    ---------
CASH AND CASH EQUIVALENTS, Ending                              $  16,618    $  20,839
                                                               =========    =========